Exhibit 2.1

AMENDMENT AND SUPPLEMENT

TO PURCHASE AND SALE AGREEMENT

This Amendment and Supplement to Purchase and Sale Agreement (this “Amendment”) is made and entered into this 31st day of July, 2012 by and among Penn Virginia Oil & Gas Corporation, a Virginia corporation (“Seller”), and EnerVest Energy Institutional Fund XII-A, L.P., a Delaware limited partnership, EnerVest Energy Institutional Fund XII-WIB, L.P., a Delaware limited partnership, and EnerVest Energy Institutional Fund XII-WIC, L.P., a Delaware limited partnership (collectively, “Buyer”).

RECITALS:

A. Seller and Buyer have entered into that certain Purchase and Sale Agreement dated July 16, 2012 (the “PSA”).

B. Seller and Buyer desire to amend and supplement the PSA in accordance with the terms hereof.

C. All capitalized terms used herein and not otherwise defined herein shall have the meanings described in the PSA.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Exercised Preferential Rights. Certain holders of Preferential Rights have exercised such Preferential Rights with respect to certain of the Purchased Assets. The Purchased Assets subject to such exercised Preferential Rights (collectively, the “Removed Assets”) are set forth on Attachment A hereto. The Removed Assets are hereby excluded and deleted from the purchase and sale contemplated by the PSA and are deemed no longer subject to the PSA in any respect. As a result of the exclusion of the Removed Assets, the Base Purchase Price is hereby reduced by an amount equal to $155,392.

2. Unexpired Preferential Rights. The time periods for exercise or waiver of certain Preferential Rights have not expired. The Purchased Assets subject to such unexpired Preferential Rights (collectively, the “Subject Assets”) are set forth on Attachment B hereto. The Subject Assets are hereby retained by Seller. As a result of the retention of the Subject Assets, the Base Purchase Price is hereby reduced by an amount equal to $153,502. In the event that such unexpired Preferential Rights are waived or expire following the Closing, Buyer shall purchase the Subject Assets in accordance with Section 5.6(d) of the PSA.

3. Exhibits to PSA. Exhibits A-1, A-2 and A-4 to the PSA are hereby deleted and replaced with the exhibits set forth on Attachment C attached hereto.

4. Schedules to PSA. The Schedules to the PSA are hereby deleted in their entirety and replaced with the schedules set forth on Attachment D hereto.

5. Outstanding Consents. The parties acknowledge that certain Required Consents have not been obtained by Sellers as of the date hereof (the “Outstanding Consents”). Pursuant to Section 5.5 of the PSA, Buyer has elected to exclude the Purchased Leases set forth on Attachment E, which are subject to Outstanding Consents (the “Consent Leases”), and the Purchased Easements set forth on Attachment E, which are subject to Outstanding Consents, as well as any Purchased Easement with Pocahontas Land Corporation, Norfolk and Western Railway, Norfolk Southern that was not listed on Exhibit A-3 to the PSA (the “Consent Easements”), and other related Purchased Assets set forth on Attachment E (together with the Consent Leases, the “Lease Consent Assets”). The Lease Consent Assets are hereby retained by Seller. As a result of the retention of the Lease Consent Assets, the Base Purchase Price is hereby reduced by an amount equal to $4,171,417. In the event that any Outstanding Consents are obtained by Seller on the Consent Leases or the Consent Easements during the Post-Closing Period, Buyer shall purchase the Lease Consent Assets in accordance with Section 5.5(b) of the PSA. With respect to the Consent Easements, Seller shall cooperate with Buyer to provide Buyer with the rights and benefits associated with the Consent Easements until such time as the Outstanding Consents related to the Consents Easements have been obtained, and Buyer shall be responsible for any costs and expenses associated with the Consent Easements as if Buyer had purchased the Consent Easements at the Closing. Notwithstanding the foregoing, the parties hereby agree as follows: (i) the parties waive the provisions of Section 5.5(b) of the PSA with respect to all Restricted Contracts other than the Consent Leases, (ii) the parties shall close the transactions contemplated by the PSA (including the conveyance of the Restricted Assets other than the Lease Consent Assets) without first obtaining the Outstanding Consents and no adjustment to the Base Purchase Price shall be made on account of the Outstanding Consents related thereto, other than the adjustment for the Lease Consent Assets set forth above, and (iii) Buyer and Seller shall continue to use commercially reasonable efforts to obtain the Outstanding Consents during the Post-Closing Period.

6. Data Access. Following the Closing and until September 1, 2012, Buyer shall provide Seller with reasonable access to the Purchased Records and Buyer’s employees, agents and advisors so that Seller may obtain and verify certain data related to the Purchased Assets that will be used by Seller to complete its greenhouse gas emissions report for calendar year 2011 to be submitted to the Environmental Protection Agency.

7. Ratification. Each party hereto hereby ratifies and confirms the PSA (as amended and supplemented hereby).

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned parties have caused this Amendment to be executed by their respective duly authorized representatives as of the date first above written.

SELLER:

PENN VIRGINIA OIL & GAS CORPORATION

By:	/s/ EDWARD L. JOHNSON
	Name:	Edward L. Johnson
	Title:	Vice President, Land

BUYER:

ENERVEST ENERGY INSTITUTIONAL FUND XII-A, L.P.

ENERVEST ENERGY INSTITUTIONAL FUND XII-WIB, L.P.

By:	EnerVest, Ltd.,
its General Partner

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ MARK A. HOUSER
	Name:	Mark A. Houser
	Title:	Executive Vice President and
Chief Operating Officer

ENERVEST ENERGY INSTITUTIONAL FUND XII-WIC, L.P.

By:	EnerVest Holding, L.L.C.,
its General Partner

By:	EnerVest, Ltd.,
its Sole Member

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ MARK A. HOUSER
	Name:	Mark A. Houser
	Title:	Executive Vice President and
Chief Operating Officer

Signature Page to Amendment and Supplement to Purchase and Sale Agreement